Exhibit 99.1

To the Board of Trustees

Physicians Realty Trust

Independent Auditor’s Report

To the Board of Trustees

Physicians Realty Trust

We have audited the accompanying Statement of Revenues and Certain Direct Operating Expenses of 9522 Huebner Road, San Antonio, Texas (“the Property”) for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this Statement of Revenues and Certain Direct Operating Expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this Statement of Revenues and Certain Direct Operating Expenses that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the Statement of Revenues and Certain Direct Operating Expenses based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require we plan and perform the audit to obtain reasonable assurance about whether the Statement of Revenues and Certain Direct Operating Expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement of Revenues and Certain Direct Operating Expenses.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement of Revenues and Certain Direct Operating Expenses, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement of Revenues and Certain Direct Operating Expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement of Revenues and Certain Direct Operating Expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the Revenue and Certain Direct Operating expenses described in Note 1 to the financial statement of the Property for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Basis of Accounting

As described in Note 1 to the Financial Statement, the Statement of Revenues and Certain Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property’s revenues and expenses.  Our opinion is not modified with respect to this matter.

/s/ Plante & Moran, PLLC
Chicago, Illinois
May 6, 2014

San Antonio Property

Statement of Revenue and Certain Direct Operating Expenses

Year Ended December 31, 2013

Revenues
Rental revenue	$1,860,653
Tenant reimbursements	388,753
Total Revenues	2,249,406
Operating expenses — taxes and insurance	388,753
Revenues in Excess of Operating Expenses	$1,860,653

See Accompanying Notes to Financial Statement.

San Antonio Property

Statement of Revenue and Certain Direct Operating Expenses

1.                                Business

Foundation Bariatric Real Estate of San Antonio, L.L.L.P., (the “Seller”), owned and operated one medical office building, located at 9522 Huebner Road, San Antonio, Texas, (the “Property”), which was sold to a subsidiary of Physicians Realty Trust, (the “Purchaser”). The Property is leased to Foundation Bariatric Real Estate of San Antonio, L.P., (the “Tenant”) under an absolute lease. The Tenant is an affiliate of the Seller. The Purchaser acquired the San Antonio Property on February 19, 2014, and assumed all management and ownership responsibilities.

The accompanying statement of revenues and certain operating expenses has been prepared in accordance with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statement is not representative of the actual operations for the period presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, management fees, interest expense, amortization of above and below market leases, and income taxes.

2.                                Summary of Significant Accounting Policies

Use of Estimates - Preparation of this financial statement in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the amounts reported in the financial statement and related notes. Actual results could differ from those estimates.

Revenue Recognition — The Tenant lease is accounted for an operating lease.  Rental income is recognized on a straight line basis over the term of the lease agreement when collectability is reasonably assured.

Reimbursement from Tenants - Tenant recoveries related to reimbursement of real estate taxes and insurance are recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as the Property is generally the primary obligor and bears the associated credit risk.

3.                                Leases

In December 2005, the Seller entered into a non-cancellable operating lease, or the Lease, with the Tenant to occupy the Property. The lease commenced on June 1, 2007 and required monthly payments of $132,166, with annual increases of 2.9%.  The lease expires on May 31, 2022 and the Tenant has the option to extend the lease for two additional successive periods of five years.

On March 1, 2014, the Purchaser entered into a new lease agreement with Foundation Surgical Hospital Affiliates, LLC, a related party of the Tenant, requiring monthly payments of $191,667 with annual increases of 3%.  The lease expires on February 28, 2029.

3.                          Leases (continued)

Future minimum rents under the amended lease dated March 1, 2014 are as follows:

2014	$2,230,460
2015	2,357,500
2016	2,428,225
2017	2,501,071
2018	2,576,103
Thereafter	30,997,934
Total	$43,091,293

4.                                Subsequent Events

Subsequent events were evaluated through May 6, 2014, the date the financial statement was available to be issued.